Contacts:

Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com
FOR IMMEDIATE RELEASE
THE PRINCETON REVIEW DELAYS THIRD QUARTER 2006 10-Q FILING
- Postpones Earnings Release and Conference Call -
New York, NY, November 9, 2006 —The Princeton Review (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced that it will file an extension notification with the Securities and Exchange Commission for its quarterly report on Form 10-Q for the quarter ended September 30, 2006. The postponement will allow the Company additional time to complete the comment and response process with the Securities and Exchange Commission related to the Company’s accounting for its Series B-1 Convertible Redeemable Preferred Stock, and to restate its financial statements to properly account for the Preferred Stock, as previously disclosed in a Form 8-K filed by the Company on October 27, 2006.
Accordingly, the Company will not release its third quarter 2006 financial results today, as previously announced, but will release its financial results for the quarter ended September 30, 2006 as soon as practicable after the Company completes the restatement of its financial statements.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
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